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                                                                   Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Summary Historical and Pro Forma Financial and Operating Data," "Selected Historical Financial Data," and "Experts" and to the use of our reports described below included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-18221) and the related Prospectus of Dollar Financial Group, Inc. dated March 6, 1997:

  . Our report dated August 8, 1996 (except for the second paragraph of Note
   14, as to which the date is August 28, 1996, and Note 16, as to which the date is February 10, 1997) with respect to the consolidated balance sheets of Dollar Financial Group, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the two years in the period ended June 30, 1996 and for the six months ended June 30, 1994 and for the year ended December 31, 1993.

  . Our report dated March 3, 1997 with respect to the combined balance sheets of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc., and NCCI Corporation, collectively doing business as Chex$Cashed, as of December 31, 1994 and 1993 and the related combined statements of income, shareholder's equity, and cash flows for the period from January 1, 1995 through September 18, 1995 and for each of the two years in the period ended December 31, 1994.

  . Our report dated November 8, 1996 (except for the second paragraph of Note 9, as to which the date is February 10, 1997) with respect to the balance sheets of Cash-N-Dash Check Cashing, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995.

Philadelphia, Pennsylvania
March 3, 1997